Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IRIS ENERGY LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)
Equity	Common Shares, no par value(2)	Rule 457(c) and Rule 457(h)	2,000,000(3) shares	$4.40	$8,800,000(4)	$110.20 per $1,000,000	$970.00
Total Offering Amounts					$8,800,000		$970.00
Total Fee Offsets(5)							-
Net Fee Due							$970.00

(1) Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001102 and the proposed maximum aggregate offering price.

(2) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, no par value per share (“Ordinary Shares”), of Iris Energy Limited (the “Company”) that become issuable under the Company’s 2023 Long-Term Incentive Plan (the “2023 LTIP”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares.

(3) Represents Ordinary Shares issuable upon the vesting and settlement of restricted share units (“RSUs”) outstanding under the 2023 LTIP.

(4) Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low price of $4.40 per share on June 26, 2023 for RSUs granted under the 2023 LTIP.

(5) The Registrant does not have any fee offsets.